Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Sonic Automotive, Inc. on Form S-8 of our report dated March 8, 2004, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, and No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, and Emerging Issues Task Force Issue No. 02-16, Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor,) appearing in the Annual Report on Form 10-K of Sonic Automotive, Inc. for the year ended December 31, 2003.

/s/ DELOITTE & TOUCHE LLP

Charlotte, North Carolina

July 1, 2004